Fairchild Semiconductor Plans to Appeal Ruling in ZTE Lawsuit

South Portland, Maine -- January 5, 2007 -- Fairchild Semiconductor (NYSE: FCS), the leading supplier of power semiconductors, today announced it will appeal a judgment by the Intermediate People's Court of Shenzhen, Guangdong Province, People's Republic of China, in favor of Zhongxing Telecom Ltd. (ZTE). The judgment ordered Fairchild to pay RMB 65,733,478 (approximately $8.2 million) to ZTE. Fairchild Semiconductor maintains that the product liability claims are invalid. Fairchild will appeal to the Higher People's Court of Guangdong Province.

The lawsuit relates to alleged defects in products shipped in late 2002 and early 2003. Fairchild did not sell the allegedly defective products to ZTE directly. Among other defenses, Fairchild has argued that limitations on damages in its contract with its distributor at the time of shipment should limit any damages recovery by ZTE.

Fairchild expects to record a charge of approximately $8.2 million in the fourth quarter 2006 related to this legal proceeding.

About Fairchild Semiconductor

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry's broadest portfolio of components that optimize system power. Fairchild's 9,000 employees design, manufacture and market power, analog and mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.